Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for the Second Quarter of 2010
— Total Revenues Increase 15%, to $138.6 Million,
Driven by Blood Screening, Women’s Health and Prodesse Products —
— Company Posts Non-GAAP EPS1 of $0.522, 16% Higher than in the Prior Year Period, and GAAP EPS of $0.57 —
— Strong Cash Generation Continues, with $34.4 Million of Free Cash Flow3 in Quarter —
SAN DIEGO, CA, July 29, 2010 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the second quarter of 2010, highlighted by 14% growth in product sales, 15% growth in total revenues, and 16% growth in non-GAAP earnings per share (EPS).
“Gen-Probe’s second quarter financial results demonstrate our ability to drive growth and execute on our financial goals in a challenging business environment,” said Carl Hull, the Company’s president and chief executive officer. “At the same time, we made important progress on four US regulatory filings and three European product launches that we expect to create an important new product cycle over the balance of this year and into 2011.”
Key financial results for the second quarter of 2010 were ($ in millions, except EPS):

	Non-GAAP				GAAP
	2010	2009		Change	2010	2009		Change

Product sales	$132.7	$116.8		+14%	$132.7	$116.8		+14%
Total revenues	$138.6	$120.5		+15%	$138.6	$120.5		+15%
Operating profit	$37.2	$27.7		+34%	$34.2	$23.2		+47%
Net income	$26.0	$23.2	[4]	+12%	$28.1	$19.8	[4]	+42%
EPS	$0.52	$0.45		+16%	$0.57	$0.38		+50%
Revenue Detail
Clinical diagnostics sales growth in the second quarter of 2010 was driven by the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea, and Prodesse products, which were not part of Gen-Probe in the prior year period. Compared to the prior year period, foreign exchange fluctuations reduced clinical diagnostics sales by an estimated $0.1 million, or less than 1%.

[1]	In this press release, all per share amounts are calculated on a fully diluted basis. Some totals may not foot due to rounding. Certain prior year amounts have been reclassified to conform to the current year presentation.

[2]	Non-GAAP EPS for the second quarter of 2010 excludes $3.0 million of transaction-related operating expense, and a $4.3 million gain on contingent consideration associated with the Prodesse acquisition.

[3]	Cash from operations less purchases of property, plant and equipment.

[4]	In the prior year period, net income benefited from $10.1 million of investment and interest income, compared to $3.3 million in the second quarter of 2010.

In the second quarter, blood screening sales increased based on:
•	Higher shipments of PROCLEIX® ULTRIO® and West Nile virus assays, especially in comparison to lower-than-average ordering in the prior year period.

•	Increased sales of TIGRIS® instruments to Novartis, the Company’s blood screening collaboration partner.

•	The contractual increase in the share of revenues Gen-Probe receives under its collaboration with Novartis.

•	Foreign exchange fluctuations, which added an estimated $0.5 million, or 1%, to blood screening sales.
Sales of research products and services in the second quarter of 2010 were $3.2 million, compared to $3.6 million in the prior year period, a decrease of 11% that resulted mainly from the divestiture of the BioKits food testing business late in 2009, and foreign exchange fluctuations.
Second quarter product sales were ($ in millions):

	Three Months Ended June 30,		Change
				Constant
	2010	2009	As Reported	Currency[5]

Clinical Diagnostics	$73.9	$67.4	+10%	+10%
Blood Screening	$55.7	$45.8	+22%	+20%
Research Products and Services	$3.2	$3.6	-11%	-8%

Total Product Sales	$132.7	$116.8	+14%	+13%
Collaborative research revenues in the second quarter of 2010 were $4.1 million, compared to $2.2 million in the prior year period, an increase of 86% that resulted primarily from increased funding from Novartis associated with the development of the fully automated PANTHER™ instrument for the blood screening market.
Royalty and license revenues in the second quarter of 2010 were $1.8 million, compared to $1.5 million in the prior year period, an increase of 20%.
Expense Detail
Gross margin on product sales in the second quarter of 2010 was 66.7% on a non-GAAP basis, compared to 67.3% in the prior year period. This decrease resulted mainly from increased sales of low-margin instruments, which are generally a precursor to future assay sales. On a GAAP basis, including $0.1 million of acquisition-related depreciation expense, gross margin on product sales was 66.6% in the second quarter of 2010, compared to 67.2% in the prior year period.
On a GAAP basis, acquisition-related amortization expenses were $2.2 million in the second quarter of 2010, compared to $1.1 million in the prior year period, an increase of 100% that resulted primarily from the October 2009 acquisition of Prodesse and its related intangible assets.

[5]	In this press release, estimates of “constant currency” growth exclude currency fluctuations associated with revenues from Prodesse, which was not part of Gen-Probe in the second quarter of 2009.

Research and development (R&D) expenses in the second quarter of 2010 were $27.1 million, compared to $26.1 million in the prior year period, an increase of 4% that resulted primarily from expenses associated with the Company’s development programs for its PANTHER instrument and PCA3 and trichomonas assays, and from the addition of Prodesse’s R&D activities.
Marketing and sales expenses in the second quarter of 2010 were $15.8 million, compared to $14.0 million in the prior year period, an increase of 13% that resulted primarily from European sales force expansion and market development efforts.
General and administrative (G&A) expenses in the second quarter of 2010 were $14.3 million on a non-GAAP basis, compared to $14.6 million in the prior year period, a decrease of 2% that resulted primarily from cost-containment efforts. On a GAAP basis, including transaction-related costs, G&A expenses were $15.0 million in the second quarter of 2010, compared to $17.8 million in the prior year period, a decrease of 16% that resulted mainly from fees associated with the acquisition of Tepnel in the prior year period.
Total other income in the second quarter of 2010 was $2.5 million on a non-GAAP basis, compared to $8.5 million in the prior year period. This significant decrease resulted primarily from lower realized gains from the sale of marketable securities, lower yields on the Company’s municipal bond portfolio, and lower investment balances due to share repurchases and the acquisition of Prodesse. On a GAAP basis, including a $4.3 million non-cash gain on a change in the fair value of potential contingent payments, total other income was $6.9 million in the second quarter of 2010.
In the second quarter of 2010, Gen-Probe generated net cash of $41.1 million from operating activities, and spent $6.7 million on property, plant and equipment in the quarter, leading to free cash flow of $34.4 million. The Company repurchased approximately 910,500 shares of its stock in the second quarter for $41.3 million.
Gen-Probe continues to have a strong balance sheet. As of June 30, 2010, the Company had $474.8 million of cash, cash equivalents and marketable securities, and $240.8 million of short-term debt. The Company pays interest on substantially all this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.4%.
Updated 2010 Financial Guidance

Previous
	Current Guidance	Guidance	Current Guidance	Previous Guidance
	(non-GAAP)	(non-GAAP)	(GAAP)	(GAAP)

Total revenues	$545 to $562 million	$545 to $565 million	$545 to $562 million	$545 to $565 million
Product gross margins	~ 68%	68% to 69%	~ 68%	68% to 69%
Acquisition-related amortization and transaction expense	N/A	N/A	$10.5 to $11.5 million	$9 to $10 million
Fair value adjustment of acquisition-related contingent consideration	N/A	N/A	$5.5 million	($1 million)
Operating margin	27% to 28%	27% to 28%	25% to 26%	24.5% to 25.5%
Tax rate	~ 34%	34% to 35%	~ 35%	34% to 35%
Diluted shares	~ 49 million	~ 50 million	~ 49 million	~ 50 million
EPS	$2.12 to $2.25	$2.12 to $2.25	$2.07 to $2.20	$1.99 to $2.12

Webcast Conference Call
A live webcast of Gen-Probe’s second quarter 2010 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 866-457-5716 for domestic callers and 203-369-1294 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe has approximately 27 years of expertise in nucleic acid testing (NAT), and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,300 people. For more information, go to www.gen-probe.com.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the second quarter of 2010 and its updated 2010 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating margin, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses and adjustments that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.
Trademarks
APTIMA, APTIMA COMBO 2, TIGRIS and PANTHER are trademarks of Gen-Probe. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2010 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2010 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel and Prodesse, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER instrument system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	June 30,	Dec. 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $15 and $17 at June 30, 2010 and December 31, 2009, respectively	$174,922	$82,616
Marketable securities	288,718	402,990
Trade accounts receivable, net of allowance for doubtful accounts of $339 and $516 at June 30, 2010 and December 31, 2009, respectively	55,415	55,305
Accounts receivable — other	5,776	4,707
Inventories	57,754	61,071
Deferred income tax	14,466	13,959
Prepaid income tax	1,433	7,317
Prepaid expenses	12,794	14,747
Other current assets	3,758	4,708

Total current assets	615,036	647,420

Marketable securities, net of current portion	11,130	15,472
Property, plant and equipment, net	157,782	157,437
Capitalized software, net	12,711	12,560
Goodwill	121,942	122,680
Purchased intangibles, net	102,813	108,015
License, manufacturing access fees and other assets, net	113,001	64,601

Total assets	$1,134,415	$1,128,185

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,850	$26,750
Accrued salaries and employee benefits	22,594	27,093
Other accrued expenses	19,561	18,460
Income tax payable	1,372	—
Short-term borrowings	240,796	240,841
Deferred revenue	2,616	3,527

Total current liabilities	305,789	316,671

Non-current income tax payable	6,287	5,958
Deferred income tax	21,899	23,220
Deferred revenue, net of current portion	1,532	1,978
Other long-term liabilities	3,944	13,183

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 48,710,930 and 49,143,798 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	5	5
Additional paid-in capital	223,452	242,615
Accumulated other comprehensive income (loss)	(733)	4,616
Retained earnings	572,240	519,939

Total stockholders’ equity	794,964	767,175

Total liabilities and stockholders’ equity	$1,134,415	$1,128,185

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Product sales	$132,734	$116,816	$263,303	$229,338
Collaborative research revenue	4,141	2,187	7,405	3,862
Royalty and license revenue	1,774	1,542	3,360	3,528

Total revenues	138,649	120,545	274,068	236,728

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	44,311	38,280	86,972	71,594
Acquisition-related intangible amortization	2,199	1,114	4,415	1,114
Research and development	27,104	26,069	56,785	51,067
Marketing and sales	15,824	14,015	30,605	25,070
General and administrative	15,018	17,823	29,697	31,670

Total operating expenses	104,456	97,301	208,474	180,515

Income from operations	34,193	23,244	65,594	56,213
Other income/(expense):
Investment and interest income	3,269	10,122	7,167	15,004
Interest expense	(549)	(726)	(1,095)	(877)
Gain on contingent consideration	4,337	—	6,082	—
Other expense, net	(190)	(895)	(349)	(1,037)

Total other income, net	6,867	8,501	11,805	13,090

Income before income tax	41,060	31,745	77,399	69,303

Income tax expense	12,950	11,930	25,096	23,741

Net income	$28,110	$19,815	$52,303	$45,562

Net income per share:
Basic	$0.57	$0.39	$1.06	$0.88

Diluted	$0.57	$0.38	$1.05	$0.87

Weighted average shares outstanding:
Basic	48,902	51,034	49,066	51,600

Diluted	49,366	51,739	49,549	52,291

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2010			June 30, 2009
	Non—GAAP	Adjustments	GAAP	Non—GAAP	Adjustments	GAAP

Revenues:
Product sales	$132,734	$—	$132,734	$116,816	$—	$116,816
Collaborative research revenue	4,141	—	4,141	2,187	—	2,187
Royalty and license revenue	1,774	—	1,774	1,542	—	1,542

Total revenues	138,649	—	138,649	120,545	—	120,545

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	44,221	90	44,311	38,190	90	38,280
Acquisition-related intangible amortization	—	2,199	2,199	—	1,114	1,114
Research and development	27,104	—	27,104	26,069	—	26,069
Marketing and sales	15,824	—	15,824	14,015	—	14,015
General and administrative	14,349	669	15,018	14,619	3,204	17,823

Total operating expenses	101,498	2,958	104,456	92,893	4,408	97,301

Income from operations	37,151	(2,958)	34,193	27,652	(4,408)	23,244
Other income/(expense):
Investment and interest income	3,269	—	3,269	10,122	—	10,122
Interest expense	(549)	—	(549)	(726)	—	(726)
Gain on contingent consideration	—	4,337	4,337	—	—	—
Other expense, net	(190)	—	(190)	(895)	—	(895)

Total other income, net	2,530	4,337	6,867	8,501	—	8,501

Income before income tax	39,681	1,379	41,060	36,153	(4,408)	31,745

Income tax expense	13,720	(770)	12,950	12,951	(1,021)	11,930

Net income	$25,961	$2,149	$28,110	$23,202	$(3,387)	$19,815

Net income per share:
Basic	$0.53	$0.04	$0.57	$0.45	$(0.06)	$0.39

Diluted	$0.52	$0.05	$0.57	$0.45	$(0.07)	$0.38

Weighted average shares outstanding:
Basic	48,902	—	48,902	51,034	—	51,034

Diluted	49,366	—	49,366	51,739	—	51,739

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

		Six Months Ended			Six Months Ended
	June 30, 2010			June 30, 2009
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$263,303	$—	$263,303	$229,338	$—	$229,338
Collaborative research revenue	7,405	—	7,405	3,862	—	3,862
Royalty and license revenue	3,360	—	3,360	3,528	—	3,528

Total revenues	274,068	—	274,068	236,728	—	236,728

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	86,791	181	86,972	71,504	90	71,594
Acquisition-related intangible amortization	—	4,415	4,415	—	1,114	1,114
Research and development	56,785	—	56,785	51,067	—	51,067
Marketing and sales	30,605	—	30,605	25,070	—	25,070
General and administrative	29,001	696	29,697	26,864	4,806	31,670

Total operating expenses	203,182	5,292	208,474	174,505	6,010	180,515

Income from operations	70,886	(5,292)	65,594	62,223	(6,010)	56,213
Other income/(expense):
Investment and interest income	7,167	—	7,167	15,004	—	15,004
Interest expense	(1,095)	—	(1,095)	(877)	—	(877)
Gain on contingent consideration	—	6,082	6,082	—	—	—
Other expense, net	(349)	—	(349)	(1,037)	—	(1,037)

Total other income, net	5,723	6,082	11,805	13,090	—	13,090

Income before income tax	76,609	790	77,399	75,313	(6,010)	69,303

Income tax expense	26,677	(1,581)	25,096	25,069	(1,328)	23,741

Net income	$49,932	$2,371	$52,303	$50,244	$(4,682)	$45,562

Net income per share:
Basic	$1.01	$0.05	$1.06	$0.97	$(0.09)	$0.88

Diluted	$1.00	$0.05	$1.05	$0.96	$(0.09)	$0.87

Weighted average shares outstanding:
Basic	49,066	—	49,066	51,600	—	51,600

Diluted	49,549	—	49,549	52,291	—	52,291

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(unaudited)

	Six Months Ended
	June 30,
	2010	2009

Operating activities:
Net income	$52,303	$45,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,628	19,463
Amortization of premiums on investments, net of accretion of discounts	4,523	2,720
Stock-based compensation	12,338	11,405
Stock-based compensation income tax benefits	2,096	310
Excess tax benefit from employee stock-based compensation	(919)	(702)
Deferred revenue	(1,241)	(255)
Deferred income tax	(1,930)	(1,134)
Gain on contingent consideration	(6,082)	—
Loss on disposal of property and equipment	143	69
Changes in assets and liabilities:
Trade and other accounts receivable	(1,494)	1,372
Inventories	2,998	3,890
Prepaid expenses	1,907	2,835
Other current assets	918	2,081
Other long-term assets	390	(2,486)
Accounts payable	(7,082)	(2,218)
Accrued salaries and employee benefits	(4,336)	(7,272)
Other accrued expenses	(1,086)	1,337
Income tax payable	6,434	(3,704)
Other long-term liabilities	(684)	335

Net cash provided by operating activities	81,824	73,608

Investing activities:
Proceeds from sales and maturities of marketable securities	279,853	293,504
Purchases of marketable securities	(166,290)	(189,091)
Purchases of property, plant and equipment	(14,567)	(14,666)
Purchases of capitalized software	(1,457)	(288)
Purchases of intangible assets, including licenses and manufacturing access fees	(1,365)	(811)
Net cash paid for business combinations	—	(123,816)
Cash paid for investment in Pacific Biosciences	(50,000)	—
Cash paid for investment in DiagnoCure and related license fees	(500)	(5,250)
Other	(1,967)	(289)

Net cash provided by (used in) investing activities	43,707	(40,707)

Financing activities:
Repurchase and retirement of common stock	(52,299)	(105,577)
Proceeds from issuance of common stock and ESPP	20,062	3,777
Repurchase and retirement of restricted stock for payment of taxes	(43)	(38)
Excess tax benefit from stock-based compensation	919	702
Borrowings under credit facility	—	238,450

Net cash (used in) provided by financing activities	(31,361)	137,314

Effect of exchange rate changes on cash and cash equivalents	(1,864)	1,918

Net increase in cash and cash equivalents	92,306	172,133
Cash and cash equivalents at the beginning of period	82,616	60,122

Cash and cash equivalents at the end of period	$174,922	$232,255